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Exhibit (11) Statement Re: Computation of Earnings Per Share
                     (000's omitted, except per share data)


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                                                   Three Months Ended          Six Months Ended
                                                        June 30                    June 30
                                                   ------------------         -----------------
                                                    1995        1996              1995      1996
                                                   -------    --------         ---------  -------
           Primary:
           Average shares outstanding              8,340        10,669         8,246        10,641
           Net effect of stock options and
            warrants - based on the
            treasury stock method
            using average market price               460           473           454           402
                                                 -------       -------       -------       -------

           Totals                                  8,800        11,142         8,700        11,043
                                                 =======       =======       =======       =======

           Pro forma net income(A)               $ 1,724       $   346       $ 3,355         2,823
                                                 =======       =======       =======       =======
           Per share amount                      $  0.20       $  0.03          0.39          0.25
                                                 =======       =======       =======       =======
           Fully diluted:
           Average shares outstanding              8,340        10,669         8,246        10,641
           Net effect of stock
            options and warrants - based
            on the treasury stock
            method using quarter end
            market price which is greater
            than average market
            price                                    513           475           500           457
                                                 -------       -------       -------       -------

           Totals                                  8,853        11,144         8,746        11,098
                                                 =======       =======       =======       =======
           Pro forma net income(A)               $ 1,724       $   346       $ 3,355       $ 2,823
                                                 =======       =======       =======       =======
           Per share amount                      $  0.19       $  0.03       $  0.38       $  0.25
                                                 =======       =======       =======       =======

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(A)  Includes a provision for income taxes as if the Company had been subject to income taxes for the entire period presented.